Exhibit 2.2

FIRST AMENDMENT TO

TRANSITION SERVICES AGREEMENT

This First Amendment to Transition Services Agreement (the “First Amendment”) is made and entered into as of January 23, 2017, by and ICTV Holdings, Inc., a Nevada corporation (the “Purchaser”), PhotoMedex, Inc., a Nevada corporation (“PHMD”), Radiancy, Inc., a Delaware corporation (“Radiancy”), PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales (“PHMD UK”), and Radiancy (Israel) Limited, a private corporation incorporated under the laws of the State of Israel (“Radiancy Israel” and, together with PHMD, Radiancy, and PHMD UK, the “Sellers” and each, a “Seller”).

Recitals

A.           The Purchaser and the Sellers have entered into that certain Transition Services Agreement, dated October 4, 2016 (the “TSA”). Capitalized terms used herein without definition shall have the meanings given to them in the TSA.

B.           Section 14 of the TSA states that the provisions of the TSA may be amended if such amendment is in writing and signed by the Purchaser and the Sellers.

C.           As evidenced by their signature to this First Amendment, the Purchaser and the Sellers desire to amend the TSA as set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Amendments.

(a)          All references to “Effective Date” set forth in Sections 6(a), 6(b), and in Exhibit A to the TSA are hereby amended to read “Closing Date.”

(b)          The fifth recital shall be amended in its entirety to read as follows:

“WHEREAS, pursuant to that certain lease agreement dated as of September 7, 2008, by and between the landlord named therein (the “Israel Landlord”) and Radiancy Israel (the “Israel Lease”), a copy of which is attached hereto as Exhibit D, Radiancy Israel leases from the UK Landlord certain offices located in 5 Hanagar Street, 45240 Hod Hasharon Israel (the “Israel Offices” and together with the NY Offices and the UK Offices, the “Premises”), on the terms and subject to the conditions set forth therein;”

2.          Effect of Amendment. Except as amended by this First Amendment, the TSA shall remain in full force and effect. In addition, if there are any inconsistencies between the TSA and this First Amendment, the terms of this First Amendment shall prevail and control for all purposes.

3.          Governing Law. This First Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws.

4.          Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and/or other electronically transmitted signatures shall be effective for all purposes.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties hereto have executed this First Amendment to Transition Services Agreement as of the date first written above.

PURCHASER:

ICTV Holdings, INC.

By:	/s/ Richard Ransom
Name:	Richard Ransom
Title:	President

SELLERS:

PhotoMedex, Inc.

By:	/s/Dennis McGrath
Name:	Dennis McGrath
Title:	President

RADIANCY, Inc.

By:	/s/ Dennis McGrath
Name:	Dennis McGrath
Title:	Vice President

PHOTOTHERAPEUTICS LTD.

By:	/s/ Yoav Ben-Dror
Name:	Yoav Ben-Dror
Title:	Director

RADIANCY (ISRAEL) LIMITED

By:	/s/ Yoav Ben-Dror
Name:	Yoav Ben-Dror
Title:	Director